Exhibit 10.24

SILICON GRAPHICS INTERNATIONAL CORP.
SECOND AMENDMENT TO EMPLOYMENT LETTER

This SECOND AMENDMENT TO EMPLOYMENT LETTER (this “Second Amendment”), effective June 25, 2016 (the “Effective Date”), is executed by and between Silicon Graphics International Corp., a Delaware corporation (“SGI”), and Kirk Williams (the “Employee”). SGI and the Employee are each individually referred to as a “Party” and are collectively referred to as the “Parties” herein.
RECITALS

Whereas, Employee and SGI have entered into an employment agreement letter dated May 24, 2013 as amended by a First Amendment dated December 18, 2015 (the “Employment Letter”); and

Whereas, the parties desire to amend the Employment Letter.

AGREEMENT

Now therefore, in consideration of the mutual promises and covenants set forth in this Second Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that upon the Effective Date, the Employment Letter is hereby amended as follows:

1.	The Employment Letter is hereby amended to read as follows:

2.
CHANGE IN CONTROL SEVERANCE BENEFITS. If, within 12 months following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason; and you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”); you shall be entitled to receive the following severance benefits (the “Change in Control Severance Benefits”); provided that you must execute and return the Release on or before the date specified by the Company in the prescribed form (the “Release Deadline”).  The Release Deadline will in no event be later than fifty (50) days after your employment is terminated.  If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section 9.  The severance payments will commence within sixty (60) days after your employment is terminated and, once they commence, will include any unpaid amounts accrued from the date your employment is terminated.  However, if the sixty (60) day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

Accelerated Vesting. All unvested stock options and restricted stock units referred to herein and any subsequent grants of stock options, restricted stock units or any other equity awards granted under current or future plans shall become fully vested upon the closing of a Change in Control of the Company;
Severance Pay. You will be eligible to receive severance pay in the total amount equal to the sum of (i) twelve (12) months of your base salary in effect as of the employment termination date (ii) the full amount of your annual performance bonus at target, and (iii) the prorated amount of your annual performance bonus at target for the year in which the termination occurred. The severance pay will be paid in one lump sum payment, subject to required payroll deductions and withholdings; and
COBRA Benefits. If you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve (12) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within twelve (12) months after your employment termination date. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the Company shall instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would otherwise be required to pay to continue your group health coverage in effect from the date of your termination of employment, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date on which you obtain other employment and (y) twelve (12) months after your employment termination date.
3. The Employment Letter is hereby amended to add the following:
SEVERANCE BENEFITS. If, at any time other than during the twelve (12) month period following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason; and if you sign, date, return to the Company and allow to become effective the Release; then you shall be entitled to receive the following severance benefits (the “Severance Benefits”); provided that you must execute and return the Release on or before the Release Deadline. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits in this Section 10. The severance payments will commence within sixty (60) days after your employment is terminated and, once they commence, will include any unpaid amounts accrued from the date your employment is terminated.  However, if the sixty (60) day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
Severance Pay. You will be eligible to receive severance pay in the total amount equal to the sum of twelve (12) months of your base salary in effect as of the employment termination date. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty (26) equal installments over a period of twelve (12) months, with such payments made on the Company’s normal payroll schedule; and
COBRA Benefits. If you timely elect and continue to remain eligible for COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve(12) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Board if you become eligible for group health insurance coverage through a new employer within twelve (12) months after your employment termination date. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the Company shall instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would otherwise be required to pay to continue your group health coverage in effect from the date of your termination of employment, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date on which you obtain other employment and (y) six(6) months after your employment termination date.

4.	The Employment Letter is hereby amended to read as follows:
CONDITIONS TO ELIGIBILITY TO SEVERANCE BENEFITS OR CHANGE IN CONTROL SEVERANCE BENEFITS. Notwithstanding the foregoing, you will not be eligible for the Severance Benefits or the Change in Control Severance Benefits if: (A) your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason; or (B) in the event that you materially breach the Non-Disclosure Agreement, the Release of claims, or any other obligations you owe to the Company after termination of your employment (including but not limited to the provisions of the Non-Disclosure Agreement), and the Company’s obligation to provide the Severance Benefits or the Change in Control Benefits (or to continue to provide such benefits) will cease immediately and in full as of the date of your breach.

5.	Except as amended herein, the Employment Letter shall remain in full force and effect without modification thereto.
IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Effective Date.
SILICON GRAPHICS                 EMPLOYEE
INTERNATIONAL CORP.

By: /s/ Pete Hilliard         By: /s/ Kirk Williams
Name:    Pete Hilliard                Name: Kirk Williams
Title:    SVP, Chief Administrative Officer         Title:     Associate General Counsel

Signature Date: June 29, 2016         Signature Date: June 29, 2016

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